Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Modine Reports Third Quarter Fiscal 2023 Results

Double digit top-line growth and meaningful margin improvement; Company confirms earnings outlook for fiscal 2023

Racine, WI – February 1, 2023 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended December 31, 2022.

Third Quarter Highlights:

•	Net sales of $560.0 million, increased 12 percent from the prior year
•	Operating income of $39.5 million, decreased $39.9 million from the prior year, due to a significant impairment reversal recorded in the prior year
•	Adjusted EBITDA of $53.3 million, increased $14.0 million or 36 percent, from the prior year
•	Earnings per share of $0.46, compared to $1.41 in the prior year, and adjusted earnings per share of $0.48, compared to $0.31 in the prior year
•	80/20 focus continues to drive significant margin improvement and increased sales

“The improvement in our revenue and earnings are the result of strategic actions we’ve proactively taken over the past year to transform Modine into a higher margin, higher return business focused on faster growing markets,” said Modine President and Chief Executive Officer, Neil D. Brinker. “As we embed 80/20 into our business practices, we are focusing our resources on our best opportunities, in our most attractive markets. This is helping us improve our service to our best customers, while further focusing our technical and manufacturing resources in areas that will drive long-term profitable growth. Over the past year, we have sharpened our commercial acumen and taken commercial actions to offset inflation, while simultaneously simplifying our product lines. These activities are allowing us to increase our market share, improve our operations, and make solid progress towards our financial goals.”

Financial Results

Net sales increased 12 percent in the third quarter to $560.0 million, compared with $502.2 million in the prior year. On a constant currency basis, sales increased 18 percent. The increase was driven by sales volume improvements and favorable commercial pricing in both the Climate Solutions and Performance Technologies segments.

Gross profit increased 31 percent in the third quarter to $97.6 million and gross margin improved by 250 basis points to 17.4 percent. These increases were driven by the higher sales volume and favorable commercial pricing, partially offset by inflationary cost pressures, particularly within the Performance Technologies segment.

Selling, general and administrative (“SG&A”) expenses were $58.0 million in the third quarter, which was 15 percent higher than the prior year. This increase was primarily driven by higher compensation-related expenses, including higher incentive compensation, and, to a lesser extent, increases in other general and administrative expenses that have been impacted by inflationary market conditions.

Operating income in the third quarter was $39.5 million, compared to $79.4 million in the prior year. The decrease was primarily driven by a significant impairment reversal recorded last year. In connection with the termination of an agreement to sell the liquid-cooled automotive business, we reversed $57.2 million of previously-recorded impairment charges during the third quarter of fiscal 2022. During the third quarter of fiscal 2023, the Company recorded $0.3 million of environmental charges and $0.1 million of restructuring expenses.  Excluding these items, as well as depreciation and amortization expense, adjusted EBITDA of $53.3 million increased $14.0 million, or 36 percent, compared with $39.3 million in the prior year.

Earnings per share was $0.46 in the third quarter, compared with $1.41 in the third quarter last year.  This decrease was primarily due to the absence of the significant impairment reversal recorded last year related to the liquid-cooled automotive business, as described above. Adjusted earnings per share was $0.48 in the third quarter, compared with adjusted earnings per share of $0.31 in the third quarter of the prior year. This improvement was primarily driven by higher gross profit on higher sales volume.

Third Quarter Segment Review

•
Climate Solutions segment sales were $248.6 million, compared with $227.3 million one year ago, an increase of 9 percent. On a constant currency basis, sales increased 15 percent from the prior year. This increase was driven by higher sales of data center cooling, heat transfer and HVAC and refrigeration products. The segment reported gross margin of 22.0 percent, which was 360 basis points higher than the prior year, primarily due to higher sales volume and improved operating efficiencies. The segment reported operating income of $30.2 million, an 80 percent increase from the prior year. Adjusted EBITDA was $35.4 million, an increase of $11.5 million, or 48 percent, from the prior year.

•
Performance Technologies segment sales were $317.8 million, compared with $282.0 million one year ago, an increase of 13 percent.  On a constant currency basis, sales increased 19 percent. This increase primarily resulted from higher sales across all product groups as well as favorable commercial pricing.  The segment reported gross margin of 13.5 percent, up 180 basis points from the prior year. This margin improvement was primarily driven by higher sales volume and favorable commercial pricing. This was partially offset by ongoing inflationary pressures, including higher labor and overhead costs, as compared to the prior year. The segment reported operating income of $17.4 million, a $48.7 million decrease compared to the prior year, primarily due to the absence of the significant impairment reversal related to the liquid-cooled automotive business in the prior year. Adjusted EBITDA was $25.6 million, an increase of $8.3 million, or 48 percent, from the prior year.

Balance Sheet & Liquidity

Net cash provided by operating activities for the nine months ended December 31, 2022 was $67.9 million, an increase of $60.5 million compared to the prior year.  Free cash flow for the nine months ended December 31, 2022 was $32.7 million, an increase of $56.0 million from the prior year, primarily resulting from higher operating earnings and favorable net changes in working capital. While inventories increased $32.4 million from March 31, 2022 to December 31, 2022, the increase has been less significant than the increase in the same period during the previous year.  Cash payments for restructuring activities, strategic reorganization costs, environmental costs and certain other items during the nine months ended December 31, 2022 totaled $13.0 million.

Total debt was $389.8 million as of December 31, 2022. Cash and cash equivalents at December 31, 2022 were $82.2 million. Net debt was $307.6 million as of December 31, 2022, a decrease of $25.0 million from the end of fiscal 2022.

Outlook

Based on current exchange rates and market outlook, Modine is confirming its outlook for fiscal 2023:

Fiscal 2023	Current Outlook

Net Sales	+ 6% to 12%

Adjusted EBITDA	$190 to $200 million

“Overall, we are pleased with our financial performance through the first nine months of the year,” added Brinker. “Our deliberate actions to refocus the business and capitalize on our best market opportunities are beginning to yield a simplified and more profitable Modine. We remain confident in our strategic transformation despite the current economic environment, and expect that we will be at the high end of our guidance range.”

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, February 2, 2023 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss its third quarter fiscal 2023 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after February 2, 2023. A call-in replay will be available through midnight on February 9, 2023 at 877-660-6853, (international replay 201-612-7415); Conference ID# 13734605. The Company will post a transcript of the call on its website on or after February 7, 2023.

About Modine

At Modine, we are Engineering a Cleaner, Healthier World™. Building on more than 100 years of excellence in thermal management, we provide trusted systems and solutions that improve air quality and conserve natural resources.  More than 11,000 employees are at work in every corner of the globe, delivering the solutions our customers need, where they need them.  Our Climate Solutions and Performance Technologies segments support our purpose by improving air quality, reducing energy and water consumption, lowering harmful emissions and enabling cleaner running vehicles and environmentally friendly refrigerants. Modine is a global company headquartered in Racine, Wisconsin (U.S.), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” “projects,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the year ended March 31, 2022 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2022 and September 30, 2022. Other risks and uncertainties include, but are not limited to, the following: the impact of potential adverse developments or disruptions in the global economy and financial markets, including impacts related to inflation, rising energy costs, along with supply chain challenges or supplier constraints, tariffs, sanctions and other trade issues or cross-border trade restrictions; the impact of other economic, social and political conditions, changes and challenges in the markets where we operate and compete, including foreign currency exchange rate fluctuations, increases in interest rates or tightening of the credit markets, recession, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, the COVID-19 pandemic, the military conflict in Ukraine and other matters, that have been or may be implemented in the U.S. or abroad; the impact of the COVID-19 pandemic on the national and global economy, our business, suppliers, customers, and employees; the overall health and pricing focus of our customers; our ability to successfully execute our strategic and operational plans, including applying 80/20 principles to our business; our ability to effectively and efficiently modify our cost structure in response to sales volume increases or decreases and complete restructuring activities and realize benefits thereon; our ability to fund our global liquidity requirements efficiently and comply with the financial covenants in our credit agreements; operational inefficiencies as a result of program launches, unexpected volume increases or decreases, and product transfers; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components and related costs, and our ability to adjust product pricing in response to any such increases; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; our ability to recruit and maintain talent in managerial, leadership, operational and administrative functions and to mitigate increased labor costs; our ability to protect our proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified in our public filings with the U.S. Securities and Exchange Commission.  Forward-looking statements are as of the date of this press release, and we do not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, net debt, free cash flow, and constant currency (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity. These measures are not, and should not be viewed as, substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted EBITDA and adjusted EBITDA margin

The Company defines adjusted EBITDA as net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, impairment charges or reversals, strategic reorganization costs and certain other gains or charges.  Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales. The Company believes that adjusted EBITDA and adjusted EBITDA margin provide relevant measures of profitability and earnings power. The Company views these financial metrics as being useful in assessing operating performance from period to period by excluding certain items that it believes are not representative of its core business. Adjusted EBITDA, when calculated for the business segments, is defined as GAAP operating income excluding depreciation and amortization expenses, restructuring expenses, impairment charges or reversals, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, impairment charges or reversals, strategic reorganization costs, and excluding changes in income tax valuation allowances and certain other gains or charges. Adjusted earnings per share is an overall performance measure, not including non-cash impairment charges, costs associated with restructuring activities and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. Net debt is an indicator of the Company’s debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment. Free cash flow presents cash generated from operations during the period that is available for strategic capital decisions.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period. This measure provides a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations.

Forward-looking non-GAAP financial measure

The Company’s fiscal 2023 guidance includes adjusted EBITDA, as defined above, which is a non-GAAP financial measure. The full-year fiscal 2023 guidance for adjusted EBITDA is based upon the Company’s estimates for interest expense of approximately $20 to $21 million, a provision for income taxes of approximately $27 to $31 million, and depreciation and amortization expense of approximately $55 to $57 million. Adjusted EBITDA also excludes certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), impairment charges and certain other items.  These expenses and gains for the first nine months of fiscal 2023 are presented on page 9.  Estimates of these expenses and gains for the remainder of fiscal 2023 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2022	2021	2022	2021
Net sales	$560.0	$502.2	$1,679.8	$1,475.7
Cost of sales	462.4	427.6	1,402.6	1,261.6
Gross profit	97.6	74.6	277.2	214.1
Selling, general & administrative expenses	58.0	50.3	173.1	161.6
Restructuring expenses	0.1	2.1	2.2	3.0
Impairment charges (reversals) – net	-	(57.2)	-	(55.7)
Loss on sale of assets	-	-	-	6.6
Operating income	39.5	79.4	101.9	98.6
Interest expense	(5.9)	(3.8)	(14.7)	(11.8)
Other expense – net	(0.4)	(1.1)	(4.1)	(1.6)
Earnings before income taxes	33.2	74.5	83.1	85.2
Provision for income taxes	(8.5)	(0.1)	(19.8)	(7.4)
Net earnings	24.7	74.4	63.3	77.8
Net earnings attributable to noncontrolling interest	(0.2)	(0.3)	(0.1)	(1.0)
Net earnings attributable to Modine	$24.5	$74.1	$63.2	$76.8

Net earnings per share attributable to Modine shareholders – diluted	$0.46	$1.41	$1.20	$1.46

Weighted-average shares outstanding – diluted	52.9	52.4	52.7	52.5

Condensed consolidated balance sheets (unaudited)
(In millions)

	December 31, 2022	March 31, 2022
Assets
Cash and cash equivalents	$82.2	$45.2
Trade receivables	347.4	367.5
Inventories	313.6	281.2
Other current assets	64.6	63.7
Total current assets	807.8	757.6
Property, plant and equipment – net	301.0	315.4
Intangible assets – net	82.8	90.3
Goodwill	164.8	168.1
Deferred income taxes	25.6	27.2
Other noncurrent assets	65.0	68.4
Total assets	$1,447.0	$1,427.0

Liabilities and shareholders’ equity
Debt due within one year	$30.9	$29.4
Accounts payable	302.2	325.8
Other current liabilities	132.8	139.3
Total current liabilities	465.9	494.5
Long-term debt	358.9	348.4
Other noncurrent liabilities	120.7	126.0
Total liabilities	945.5	968.9
Total equity	501.5	458.1
Total liabilities & equity	$1,447.0	$1,427.0

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In millions)

	Nine months ended December 31,
	2022	2021
Cash flows from operating activities:
Net earnings	$63.3	$77.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	40.7	40.4
Impairment charges (reversals) – net	-	(55.7)
Loss on sale of assets	-	6.6
Stock-based compensation expense	5.0	4.7
Deferred income taxes	(0.9)	(4.7)
Other – net	4.0	2.0
Changes in operating assets and liabilities:
Trade accounts receivable	5.4	5.8
Inventories	(40.0)	(66.6)
Accounts payable	(9.3)	24.9
Other assets and liabilities	(0.3)	(27.8)
Net cash provided by operating activities	67.9	7.4

Cash flows from investing activities:
Expenditures for property, plant and equipment	(35.2)	(30.7)
Proceeds from (payments for) disposition of assets	0.1	(7.6)
Other – net	(0.1)	(3.4)
Net cash used for investing activities	(35.2)	(41.7)

Cash flows from financing activities:
Net increase in debt	12.0	51.7
Other – net	(4.6)	(1.5)
Net cash provided by financing activities	7.4	50.2

Effect of exchange rate changes on cash	(3.1)	(0.7)

Net increase in cash, cash equivalents and restricted cash	37.0	15.2

Cash, cash equivalents and restricted cash - beginning of period	45.4	46.1

Cash, cash equivalents and restricted cash - end of period	$82.4	$61.3

Modine Manufacturing Company
Segment operating results (unaudited)
(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2022	2021	2022	2021
Net sales:
Climate Solutions	$248.6	$227.3	$748.9	$651.0
Performance Technologies	317.8	282.0	952.1	849.9
Segment total	566.4	509.3	1,701.0	1,500.9
Corporate and eliminations	(6.4)	(7.1)	(21.2)	(25.2)
Net sales	$560.0	$502.2	$1,679.8	$1,475.7

	Three months ended December 31,				Nine months ended December 31,
	2022		2021		2022		2021
Gross profit:	$’s	% of sales	$’s	% of sales	$’s	% of sales	$’s	% of sales
Climate Solutions	$54.8	22.0%	$41.9	18.4%	$162.5	21.7%	$110.4	17.0%
Performance Technologies	43.0	13.5%	32.9	11.7%	115.2	12.1%	102.6	12.1%
Segment total	97.8	17.3%	74.8	14.7%	277.7	16.3%	213.0	14.2%
Corporate and eliminations	(0.2)	-	(0.2)	-	(0.5)	-	1.1	-
Gross profit	$97.6	17.4%	$74.6	14.9%	$277.2	16.5%	$214.1	14.5%

	Three months ended December 31,		Nine months ended December 31,
	2022	2021	2022	2021
Operating income:
Climate Solutions	$30.2	$16.8	$89.9	$41.4
Performance Technologies	17.4	66.1	41.1	83.9
Segment total	47.6	82.9	131.0	125.3
Corporate and eliminations	(8.1)	(3.5)	(29.1)	(26.7)
Operating income	$39.5	$79.4	$101.9	$98.6

Modine Manufacturing Company
Adjusted financial results (unaudited)
(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2022	2021	2022	2021
Net earnings	$24.7	$74.4	$63.3	$77.8
Interest expense	5.9	3.8	14.7	11.8
Provision for income taxes	8.5	0.1	19.8	7.4
Depreciation and amortization expense	13.4	13.8	40.7	40.4
Other expense – net	0.4	1.1	4.1	1.6
Restructuring expenses (a)	0.1	2.1	2.2	3.0
Impairment charges (reversals) – net (b)	-	(57.2)	-	(55.7)
Loss on sale of assets (c)	-	-	-	6.6
Environmental charges (d)	0.3	-	1.8	3.6
Strategic reorganization and automotive exit costs (e)	-	1.2	-	5.6
Adjusted EBITDA	$53.3	$39.3	$146.6	$102.1

Net earnings per share attributable to Modine shareholders - diluted	$0.46	$1.41	$1.20	$1.46
Restructuring expenses (a)	-	0.04	0.04	0.05
Impairment charges (reversals) – net (b)	-	(1.01)	-	(0.94)
Loss on sale of assets (c)	-	-	-	0.13
Environmental charges (d)	0.01	-	0.03	0.07
Strategic reorganization and automotive exit costs (e)	-	0.03	-	0.11
Debt amendment costs (f)	0.01	-	0.01	-
Tax valuation allowances (g)	-	(0.16)	-	(0.22)
Adjusted earnings per share	$0.48	$0.31	$1.28	$0.66

(a)
Restructuring expenses primarily consist of employee severance expenses related to targeted headcount reductions and equipment transfer costs.  The tax benefit related to restructuring expenses during both the first nine months of fiscal 2023 and fiscal 2022 was $0.3 million.

(b)
The net impairment reversals during fiscal 2022 primarily relate to the Company’s liquid-cooled automotive business.  During the third quarter of fiscal 2022, the Company and the prospective buyer terminated an agreement for the sale of the business and the Company remeasured its previously impaired long-lived assets to the lower of (i) carrying value, had held for sale classification never been met, or (ii) fair value.  As a result, the Company recorded a $57.2 million impairment reversal during the third quarter of fiscal 2022.  On a year-to-date basis, this impairment reversal was partially offset by net impairment charges related to assets held for sale.  The tax charges related to the net impairment reversals during the third quarter and first nine months of fiscal 2022 were $4.3 million and $6.1 million, respectively.

(c)
The Company’s sale of its air-cooled automotive business in Austria closed on April 30, 2021.  As a result of the sale, the Company recorded a $6.6 million loss on sale at Corporate during the first quarter of fiscal 2022.  There was no tax impact associated with this transaction.

(d)	Environmental charges, including related legal costs, are recorded as SG&A expenses at Corporate and relate to a previously-owned U.S. manufacturing facility.

(e)
The fiscal 2022 amounts include costs recorded at Corporate associated with the Company’s strategic reorganization and automotive exit strategy.  During the first nine months of fiscal 2022, the Company recorded SG&A expenses totaling $3.1 million related to recruiting new senior management and the Company’s implementation of 80/20.  In addition, the Company recorded $2.5 million of costs associated with its review of strategic alternatives for its automotive businesses, including costs to prepare the businesses for sale. These costs were primarily recorded as SG&A expenses and consisted of accounting, legal, and IT professional services.  There were no tax benefits related to the strategic reorganization or automotive exit strategy costs during the first nine months of fiscal 2022.

(f)
In October 2022, the Company amended and extended its primary debt agreement in the U.S. that provides for a five-year revolving credit facility and term loans.  In connection with the credit agreement modification, the Company recorded $0.7 million of costs as interest expense during the third quarter of fiscal 2023.  There was no tax benefit associated with these costs.

(g)
During fiscal 2022, the Company reversed valuation allowances on deferred tax assets in Italy, China, and the Netherlands.  These reversals were partially offset by a valuation allowance established on other deferred tax assets in China.  As a result, the Company recorded net income tax benefits totaling $8.2 million and $11.4 million during the three and nine months ended December 31, 2021, respectively.

Modine Manufacturing Company
Segment adjusted financial results (unaudited)
(In millions)

	Three months ended December 31, 2022				Three months ended December 31, 2021
	Climate Solutions	Performance Technologies	Corporate and eliminations	Total	Climate Solutions	Performance Technologies	Corporate and eliminations	Total
Operating income	$30.2	$17.4	$(8.1)	$39.5	$16.8	$66.1	$(3.5)	$79.4
Depreciation and amortization expense	5.2	8.1	0.1	13.4	5.6	7.8	0.4	13.8
Restructuring expenses (a)	-	0.1	-	0.1	1.5	0.6	-	2.1
Impairment charges (reversals) - net (a)	-	-	-	-	-	(57.2)	-	(57.2)
Environmental charges (a)	-	-	0.3	0.3	-	-	-	-
Strategic reorganization and automotive exit costs (a)	-	-	-	-	-	-	1.2	1.2
Adjusted EBITDA	$35.4	$25.6	$(7.7)	$53.3	$23.9	$17.3	$(1.9)	$39.3

Net sales	$248.6	$317.8	$(6.4)	$560.0	$227.3	$282.0	$(7.1)	$502.2
Adjusted EBITDA margin	14.2%	8.1%		9.5%	10.5%	6.1%		7.8%

	Nine months ended December 31, 2022				Nine months ended December 31, 2021
	Climate Solutions	Performance Technologies	Corporate and eliminations	Total	Climate Solutions	Performance Technologies	Corporate and eliminations	Total
Operating income	$89.9	$41.1	$(29.1)	$101.9	$41.4	$83.9	$(26.7)	$98.6
Depreciation and amortization expense	16.0	23.9	0.8	40.7	17.4	21.9	1.1	40.4
Restructuring expenses (a)	0.3	1.9	-	2.2	1.7	1.3	-	3.0
Impairment charges (reversals) – net (a)	-	-	-	-	0.3	(56.0)	-	(55.7)
Loss on sale of assets (a)	-	-	-	-	-	-	6.6	6.6
Environmental charges (a)	-	-	1.8	1.8	-	-	3.6	3.6
Strategic reorganization and automotive exit costs (a)	-	-	-	-	-	-	5.6	5.6
Adjusted EBITDA	$106.2	$66.9	$(26.5)	$146.6	$60.8	$51.1	$(9.8)	$102.1

Net sales	$748.9	$952.1	$(21.2)	$1,679.8	$651.0	$849.9	$(25.2)	$1,475.7
Adjusted EBITDA margin	14.2%	7.0%		8.7%	9.3%	6.0%		6.9%

(a)	See the Adjusted EBITDA reconciliation on the previous page for information on restructuring expenses and other adjustments.

Net debt (unaudited)
(In millions)

	December 31, 2022	March 31, 2022
Debt due within one year	$30.9	$29.4
Long-term debt	358.9	348.4
Total debt	389.8	377.8

Less: cash and cash equivalents	82.2	45.2
Net debt	$307.6	$332.6

Modine Manufacturing Company
Free cash flow (unaudited)
(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$11.8	$26.4	$67.9	$7.4
Expenditures for property, plant and equipment	(12.2)	(10.3)	(35.2)	(30.7)
Free cash flow	$(0.4)	$16.1	$32.7	$(23.3)

Net sales - constant currency (unaudited)
(In millions)

	Three months ended December 31,
	2022			2021
	Net Sales	Effect of Exchange Rate Changes	Net Sales - Constant Currency	Net Sales
Climate Solutions	$248.6	$13.7	$262.3	$227.3
Performance Technologies	317.8	16.5	334.3	282.0
Segment total	566.4	30.2	596.6	509.3
Corporate and eliminations	(6.4)	-	(6.4)	(7.1)
Net sales	$560.0	$30.2	$590.2	$502.2

SOURCE: Modine Manufacturing Company

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com